Exhibit 10.1

Amendment No. Two to Employment Agreement dated effective as of January 1, 2004, between DXP Enterprises, Inc. and David R. Little.

WHEREAS, the Company and the Executive desire to amend said Employment Agreement pursuant to the provisions hereof.

NOW, THEREFORE, in consideration of the covenants, and agreements set out below, the parties agree as follows:

1.	All terms defined in the Agreement, which are used in this Second Amendment, shall have the same meaning as set forth in the Agreement except as specifically changed or modified hereby.
2.	Section 2(b)(ii) is hereby deleted in its entirety and is replaced by the following:
Monthly Bonus.  In addition to Base Salary, the Employee shall be awarded each month during the Employment Period, a monthly bonus (“Monthly Bonus”) in cash and/or restricted stock equal to five percent (5%) of the profit before the tax of the Company as shown on the books and records of the Company at the end of each month.  The Compensation Committee of the Board of Directors of the Company can decide to pay all or a portion of the Monthly Bonus in the form of Restricted Stock.  The determination of whether the bonus is to be paid in cash or shares of restricted stock will be made prior to the date on which the amount of the bonus is determined.  The number of shares of restricted stock to be issued will be determined by dividing the portion of the bonus to be paid in restricted stock by the closing price of a share of DXP common stock on the last day of the month for which the bonus was earned, rounded up to the nearest whole share.
3.	Except as herein amended and modified, the Agreement shall remain in full force and effect.

EXECUTED effective the 21st day of May, 2009

DXP ENTERPRISES, INC.

By:  /s/ Mac McConnell
MAC MCCONNELL
Title:  Senior Vice President & CFO

By:  /s/ David R. Little
DAVID R. LITTLE